Exhibit 5.1

Goodwin Procter LLP 601 Marshall Street Redwood City,, CA 94063 goodwinlaw.com +1 650 752 3100

May 26, 2023

Doximity, Inc.
500 3rd Street, Suite 510
San Francisco, CA 94107

Re: Securities Being Registered under Registration Statement on Form S-8

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 11,636,448 shares (the “Shares”) of Class A common stock, $0.001 par value per share (“Class A Common Stock”) of Doximity, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 2021 Stock Option and Incentive Plan and 2021 Employee Stock Purchase Plan (collectively, the “Plans”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER
GOODWIN PROCTER LLP